EXHIBIT 10.14
THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.
FORM OF SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$_________	_________, 2009 Hayward, California
     For value received Anthera Pharmaceuticals, Inc., a Delaware corporation (“Payor” or the “Company”) promises to pay to ______or its assigns (“Holder”) the principal sum of $______ with simple interest on the outstanding principal amount at the rate of Eight Percent (8%) per annum (the “Interest”). Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Unless otherwise defined herein, defined terms in this note (the “Note”) shall have the meanings ascribed to them in that certain Note and Warrant Purchase Agreement, dated as of July 17, 2009, by and among the Company and the persons or entities listed on the Schedule of Purchasers attached thereto (the “Purchase Agreement”).
     1. This Note is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of the Purchase Agreement to the persons or entities listed on the Schedule of Purchasers attached thereto (collectively, the “Holders”).
     2. Except as set forth herein and provided that this Note is not converted pursuant to Section 2.2 of the Purchase Agreement, all payments of interest and principal under this Note shall be made in lawful money of the United States of America at such place as Holder may from time to time designate in writing to the Company. All payments shall be applied first to accrued and unpaid interest, and thereafter to the payment of principal. The Company may not prepay any principal amount or interest on the Notes, in whole or in part.
     3. Unless earlier converted pursuant to Section 2.2 of the Purchase Agreement, the entire outstanding principal balance of this Note plus all unpaid accrued interest thereon, if any, shall be due and payable in full immediately upon the earliest of the following (the “Maturity Date”): (i) July 17, 2010, (ii) upon the closing of a Corporate Transaction or (iii) any Event of Default (as defined in Section 8 of the Purchase Agreement), provided, that, in the event of a Corporate Transaction described in (ii) above, the Company shall pay Holder in accordance with the terms of Section 2.4 of the Purchase Agreement.
     4. This Note is secured pursuant to Section 2.3 of the Purchase Agreement. Reference is hereby made to Section 2.3 of the Purchase Agreement for a complete description

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of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note.
     5. At any time prior to the Maturity Date, the principal balance and accrued and unpaid interest of this Note (i) shall automatically convert, in whole without any further action by the Holders, upon the closing of the Company’s Next Equity Financing into Conversion Shares in accordance with the terms of Section 2.2(a) of the Purchase Agreement or (ii) may be converted into shares of Series B-2 Preferred at the election of Holder in accordance with the terms of Section 2.2(b) of the Purchase Agreement.
     6. Upon the conversion of a Note pursuant to Section 2.2 of the Purchase Agreement, in lieu of any fractional shares to which the holder of such Note would otherwise be entitled, the Company shall pay the Note’s holder cash equal to such fraction multiplied by the Conversion Price or the Series B-2 Price (whichever is then-applicable). Upon the conversion of this Note pursuant to Section 2.2 of the Purchase Agreement, Holder shall surrender this Note, duly endorsed, at the principal offices of Company. At its expense, Company will, as soon as practicable thereafter, issue and deliver to Holder (i) a certificate or certificates for the number of shares to which Holder is entitled upon such conversion, together with (ii) a check payable to Holder for any cash amounts described herein and (iii) any other securities and property to which Holder is entitled upon such conversion under the terms of this Note.
     7. Upon the earlier of (i) the full conversion of this Note pursuant to Section 2.2 of the Purchase Agreement or (ii) the full payment of the amounts specified in this Note, the Company shall be released from all of its obligations under this Note.
     8. If there shall be any Event of Default, the nature of which is described in Section 8.1 of the Purchase Agreement, then, at the option and upon the declaration of the Required Note Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default described in Section 8.1(b) or 8.1(c) of the Purchase Agreement), the entire unpaid principal and accrued and unpaid interest on this Note shall be forthwith due and payable, and the Holder hereof may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.
     9. This Note shall be governed by the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles. Any dispute arising out of or in connection with the transactions contemplated by this Note will be resolved solely by confidential binding arbitration in San Francisco, California according to the then current commercial arbitration rules of JAMS. Each party shall bear its own attorneys’ fees, expert witness fees, and costs connected to such arbitration.
     10. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

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     11. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. This Note may be transferred only (i) with the prior written consent of the Company, (ii) in full compliance with applicable federal and state securities laws, (iii) to a transferee or assignee whom or that has agreed in writing for the benefit of the Company to be bound in all respects by the Purchase Agreement and by all restrictions on transfer as set forth in the Investor Rights Agreement and (iv) upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Holders.
     12. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.
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     13. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Note, the Company will issue, in lieu thereof, a new Note of like tenor.

Anthera Pharmaceuticals, Inc.
By:
Name: Paul Truex
Title: President and Chief Executive Officer

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SENIOR SECURED CONVERTIBLE PROMISSORY NOTE